SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   August 29, 2003

Wells Real Estate Fund I

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

0-14463	58-1565512
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code   (770) 449-7800

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

August 29, 2003

Re: Important Information Regarding the Recent Tender Offer From Equity Resource Arlington Fund, L.P. (“Equity”)

Dear Class A Limited Partner of Wells Real Estate Fund I (“Wells Fund I”):

We recently became aware that Equity has requested that you transfer your partnership interest in Wells Fund I pursuant to a tender offer letter you received from Equity dated August 14, 2003. As your General Partner and your long-term investment partner, we feel a responsibility to ensure that you receive the necessary material facts related to any tender offer in an effort to help you make an informed investment decision. Unfortunately, we believe that the Equity tender offer failed to comply with Section 14(e) of the Securities and Exchange Act of 1934 as specifically detailed in SEC Release No. 34-43069 (the “SEC Guidelines”). Because of these violations, we feel obligated to protect you and other limited partners from any company which fails to provide full legal disclosure required by the SEC when making tender offers. The SEC recommends certain specific disclosures to avoid “fraudulent, deceptive or manipulative practices.” We have enclosed for your consideration a publication from the U.S. Securities and Exchange Commission entitled “Mini-Tender Offers: Tips for Investors,” which is also available on the SEC’s web site at http://www.sec.gov/investor/pubs/minitend.htm. Of course, any request for a transfer of limited partnership interest will be honored as long as SEC rules and regulations, including the SEC Guidelines, are followed and the transfer is in compliance with the Wells Fund I partnership agreement.

Specifically, we recommend that you not accept Equity’s tender offer because Equity failed to adequately disclose the following matters required under the SEC Guidelines:

1.	Risk Factors: Equity’s offering document should have prominently included a description of the risks of the transaction. These risk factors should have been presented clearly and concisely, for example in bullet form. Equity failed to include clear and concise risk factors in its tender offer to you.

2.	Disclosure of Offer Price: If the offer price offered is below the market price when the offer commences, Equity’s disclosure should clearly explain this prominently in the document. If there is no liquid market for the securities, Equity should have disclosed the latest price at which Class A Units in Wells Fund I sold on the secondary market, including the date of sale. Equity failed to provide any such offering price information.

3.	Method of Determining the Offer Price: Equity should have clearly summarized how the offer price was determined. If Equity prepared a valuation for Wells Fund I, it should have disclosed the value along with the basis for the value. If Equity decided not to perform a valuation analysis, you should know why. Equity did not clearly disclose how it arrived at the tender offer price.

4.	Core Operations: Equity should have disclosed certain information about the core operations of Wells Fund I similar to the information required by Items 14 and 15 of Form S-11. Equity failed to disclose proper information about the core operations of Wells Fund I.

5.	Financial Information: Equity should have disclosed, to the extent known, financial information about Wells Fund I similar to that required by Item 301 of Regulation S-K (selected financial data). Equity failed to include adequate financial information regarding Wells Fund I.

6.	Identity and Financial Wherewithal of Bidder: Equity should have disclosed completely and accurately the identity of Equity including control persons and promoters. In addition, Equity

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should have disclosed whether it had sufficient available funds to consummate the offer. Equity failed to include any such disclosure in the Tender Offer.

7.	Pro Rata Acceptance: Equity should have clearly disclosed in its offering document whether tendered securities would be accepted on a pro rata basis if the offer is oversubscribed and, if Class A Units will not be accepted on a pro rata basis, the effect on limited partners of Wells Fund I. Equity failed to adequately inform you of the impact of Equity accepting securities on a first come, first served basis.

8.	Target Recommendations: You should have been advised, before you make an investment decision, that additional, material information will come from the general partners of Wells Fund I. This disclosure is especially important in instances where withdrawal rights do not exist. Equity should have disclosed that, if Wells Real Estate Fund I is aware of the offer, Wells Real Estate Fund I is required to make a recommendation to you regarding the offer within 10 business days of commencement of the tender offer. Equity failed to include any such disclosure in its tender offer to you.

As you can see, Equity was deficient in many material ways in making the disclosures required under the SEC Guidelines in its tender offer to you. In addition, Equity’s “Agreement of Sale and Assignment” included with the tender offer contains many qualifications and contingencies that you should carefully read before you make any decisions related to the sale of your units. For these reasons, we recommend that you not accept Equity’s tender offer. We apologize if you have incurred any inconvenience; however, if you must sell your units now, there are other options available to you. We would be happy to assist you by providing you with a list of secondary market vendors along with their “800” numbers.

If you have any questions or would like additional information, please call our Client Services Department at 800-557-4830 from 8:30 am to 5:30 pm ET Monday through Friday.

Sincerely,

/s/ Leo F. Wells, III

Leo F. Wells, III

General Partner

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND I (Registrant)

By:	WELLS CAPITAL, INC.
General Partner

By:	/s/ Leo F. Wells, III
Leo F. Wells, III President

By:	/s/ Leo F. Wells, III
Leo F. Wells, III General Partner

Date: August 29, 2003

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